Exhibit 10.27.3

SECURITIES REPRESENTED BY OR ISSUED PURSUANT TO THIS AGREEMENT (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH LAWS, AND OTHERWISE AS SET FORTH IN THIS AGREEMENT.

DEBT SETTLEMENT AGREEMENT AND RELEASE

THIS DEBT SETTLEMENT AGREEMENT AND RELEASE (this “Agreement”) is made and entered into as of the date set forth below by and between Fatboy Capital, L.P. (“Noteholder”), and Catheter Precision, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company has an outstanding convertible promissory note (the “Note”) payable to the Noteholder in the principal amount of $20,455,000 (such amount, together with any additional principal that may have been added thereto prior to the Effective Date, the “Principal”), under which there was owing to Noteholder accrued but unpaid interest on such Note equaling approximately $10,207,531.97, as of December 15, 2022 (such amount, together with all additional interest accrued but remaining unpaid as of the Effective Date (the “Interest”)); and

WHEREAS, the Company is in negotiations to enter into a strategic business combination (the “Transaction”) with Ra Medical Systems, Inc. (“Ra”), a Delaware corporation, pursuant to which the current shareholders of the Company would receive certain preferred stock of Ra which could become convertible into the common stock of Ra, subject to approval by Ra shareholders and the satisfaction of certain exchange listing standards and other requirements; and

WHEREAS, Noteholder and the Company have agreed that in exchange for Noteholder’s right to receive the Merger Shares described below at any closing of such a Transaction, the Note shall be deemed terminated as of immediately prior to the closing of the Transaction (the “Effective Time”), if such closing takes place on or before February 28, 2023 (the earlier of such date and the date of any notice by the Company that it has abandoned all efforts to effectuate the Transaction, the “Expiration Date”), which date is subject to extension by agreement between the parties, and further that at such Effective Time the Noteholder shall forgive the Interest in exchange for the Royalty Right as further described below, and that the Noteholder shall refrain and forebear from exercising or enforcing any rights or remedies under the Notes or with respect to the Notes, other than such rights as are provided herein, at any time prior to the Expiration Date;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.RELEASE BY NOTEHOLDER; TEMPORARY FORBEARANCE.

(a)Discharge of Debt. Effective at the Effective Time, Noteholder, on behalf of Noteholder and Noteholder’s heirs, representatives, successors and/or assigns, hereby fully, finally and completely terminates the Note and releases and forever discharges the Company and its predecessors, successors, assigns, partners, members, managers, affiliates, subsidiaries, parents, officers, shareholders, directors, employees, attorneys, and agents, past, present and future (the “Company Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, known or unknown, with respect to matters arising in connection with the Note (including principal, any and all interest accrued thereon or any other fees or obligations related thereto) that Noteholder had, now has, or hereafter may have against the Company Released Parties (the “Noteholder Claims”). Noteholder hereby agrees that Noteholder will not assert, and that Noteholder is estopped from asserting, against any and all of the Company Released Parties, any Noteholder Claims that are released in this Agreement. The release set forth in this paragraph shall happen automatically upon the closing of the Transaction and, for the avoidance of doubt, with no further action necessary on the part of the Company or the Noteholder.

(b)Release of Security Interests. Effective at the Effective Time, any and all security interests, mortgages, liens, pledges, charges and/or other encumbrances in favor of Noteholder to secure the indebtedness underlying the Note, including without limitation any and all security interests granted to Noteholder in that certain Security Agreement dated on or about March 1, 2017, shall be automatically released with no further action necessary on the part of the Company or the Noteholder.

(c)Further Assurances. Although it is expressly contemplated by the parties that no further action shall be necessary by the Company or the Noteholder to terminate and release the Note and any collateral relating thereto, nonetheless Noteholder agrees that it shall promptly upon request of the Company deliver, or execute and deliver, as the case may be, to the Company all such further documents, instruments, termination statements, certificates or releases, each in form and substance satisfactory to the Company, and take any other actions, as may be required or reasonably requested by the Company to further evidence the termination and release of the Note and of any and all other instruments, documents or agreements (of record or otherwise) in favor of Noteholder that may exist in relation to or with respect to the Note, or represent guaranties of, and/or security interests or liens securing, the Note. The Company will be authorized to prepare and file any UCC termination statements necessary or appropriate for any UCC financing statements naming the Company as the debtor and Noteholder as the secured party, as well as any other instruments or documents that may be necessary or desirable to evidence the terminations and releases described above.

(d)Forbearance Prior to Expiration Date. Noteholder has agreed with the Company to refrain and forebear from exercising or enforcing any rights or remedies under the Notes or with respect to the indebtedness or other obligations underlying or existing with respect to the Notes and the indebtedness represented thereby, other than such rights as are provided herein, at any time prior to the Expiration Date.

2.CONSIDERATION TO THE NOTEHOLDER. The Company and Noteholder hereby irrevocably acknowledge and agree that as of the Effective Time, Noteholder shall be entitled to receive the consideration set forth below (the “Consideration”). Noteholder understands that the Consideration is subject to the closing of the Transaction and that if the Transaction is consummated, the Consideration will not be delivered prior to the Effective Time. The Consideration shall consist of the following:

(i)Exchange of Note Principal for Equity in Ra. In consideration for and upon the termination and cancellation of the Note and the Principal owing thereunder, and the release of collateral thereon, at the Effective Time, Noteholder shall become entitled to receive shares (the “Merger Shares”) of a newly designated series of non-voting preferred stock of Ra (the “Ra Preferred”), which could become convertible into voting common shares of Ra (“Ra Common”) upon approval by the common stockholders of Ra, and the conversion of which will also be subject to certain exchange listing requirements, certain beneficial ownership limits, and certain time restrictions. The Ra Preferred shall be subject to the same terms and conditions as the preferred stock to be issued to the holders of the Company’s common stock upon consummation of the Transaction. The number of Merger Shares issued to Noteholder will be such number as shall be convertible, subject to the conditions described above, into the Conversion Share Number of Ra Common. The “Conversion Share Number” shall equal the Principal owing under the Note divided by the Conversion Price, rounded up to the nearest whole number. The “Conversion Price” shall equal 80% of the lower of the following: (x) the last closing sale price per share for Ra Common prior to 4:00 p.m. (New York City time) on the last Trading Day prior to the Closing Date for the Transaction, as reported by Bloomberg; (y) the average of the last closing sale price per share for Ra Common prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full Trading Days ending on the last Trading Day immediately prior to such Closing Date; or (z) the lowest per share price at which common stock is sold in any Ra financing conducted at or immediately prior to the Effective Time. “Trading Day” means any day on which the primary market for Ra Common is open for trading and is not closed for any reason prior to its normal closing time.

(ii)Forgiveness of Interest for Royalty Agreement. In consideration for the forgiveness of all Interest accrued but unpaid on the Principal through the date of the Closing of the Transaction, at the Effective Time the Noteholder shall become entitled to receive a royalty right (the “Royalty Right”) as described herein. Commencing upon the first commercial sale by the Company of its Surgical Vessel Closing Pressure Device, the Company shall pay to Noteholder a royalty equal to 8.68% per year on Net Sales, if any, of such device. Royalty payments shall be payable quarterly in arrears, with each such payment due and payable no later than thirty (30) days following the end of each quarter; provided that payment for the fourth quarter of a fiscal year shall be due and payable no later than ninety (90) days following the end of such year, and shall be subject to a true up to reflect any changes to accounting for the first three quarters of the year. The Company’s obligation to pay royalties under this Agreement shall continue from the first commercial sale of the Surgical Vessel Closing Pressure Device until December 31, 2035, after which no further royalties shall be due.

“Surgical Vessel Closing Pressure Device,” or the “Device,” refers to that device as to which the Company filed a Provisional Patent Application on February 25, 2022, with the U.S. Patent and Trademark Office, Application No. 63/314,030, and which is currently under development by the Company.

“Net Sales” means the gross amount invoiced for sales by the Company or its affiliates or sublicensees to third parties, less the following deductions from such gross amounts to the extent attributable to the Device: (a) trade, cash and quantity discounts; (b) price reductions or rebates (including in connection with copay assistance programs, savings offers or discount cards), retroactive or otherwise, or charge backs paid to governmental authorities, group purchasing organizations, third party payors (including managed health care organizations), or trade customers; (c) amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls, returns or billing errors; (d) amounts repaid or credited or provisions made for uncollectible amounts on previously sold product; (e) reasonable and customary freight, shipping insurance and other transportation charges directly related to the sale of the Device; (f) fees for any services provided by wholesalers and warehousing chains related to the distribution of the Device; (g) to the extent not covered above, administrative fees paid to group purchasing organizations or pharmaceutical benefit managers; and (h) sales, value-added and excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale of the Device other than franchise or income taxes of any kind whatsoever; all as determined in accordance with generally accepted accounting principles (“GAAP”), on a basis consistent with the annual audited financial statements of the Company, its successor in interest following the Transaction, or, where applicable, its direct or indirect parent the financial statements of which are for financial reporting purposes consolidated in accordance with GAAP with the Company or its successor. For purposes of calculating Net Sales, the Device will be deemed to be sold when invoiced or delivered. The transfer or sale of the Device between or among the Company’s successor in interest following the Transaction and Ra, or any other subsidiaries of Ra, will not be considered a sale. Upon the sale or other disposal of the Device, such sale, disposal or use will be deemed to constitute a sale with the consideration for the sale being the consideration for the relevant transaction and constituting Net Sales hereunder. A sale shall not include transfers or dispositions provided for patient assistance programs, charitable, compassionate use, promotional, pre-clinical, clinical, regulatory or government testing purposes.

Under certain circumstances, payments to Noteholder resulting from this Agreement may cause the Company to be subject to withholding tax, fines or penalties under applicable tax laws. In any such an event, Noteholder acknowledges that the Company shall be authorized to withhold amounts otherwise distributable to the Noteholder as compensation for any such tax, fines or penalties imposed under such tax laws, and that any such amounts so withheld from payments to the Noteholder pursuant to applicable tax laws will be treated as having been paid to the Noteholder by the Company. Noteholder acknowledges and agrees that any taxes that may be owed by Noteholder with respect to this Agreement shall be the sole responsibility of Noteholder, and neither the Company nor Ra shall have any liability to Noteholder or any other party with respect to any such taxes. Noteholder hereby acknowledges that no representations have been made with respect to the tax treatment of any payments that may be received pursuant to the terms of this Agreement or the Transaction, and that Noteholder has consulted with Noteholder’s own independent tax advisors to the extent Noteholder considers appropriate regarding all pertinent tax matters.

3.DELIVERY AND CANCELLATION OF NOTE. Following the Effective Time, the Noteholder shall promptly deliver to the Company the Note, which shall be marked as “cancelled” by the Company. Notwithstanding the foregoing, neither termination and discharge of the Note as provided in Section 1 above, nor the effectiveness of the other provisions of this agreement, is conditioned on the delivery.

4.NOTEHOLDER REPRESENTATIONS AND WARRANTIES. As of the date hereof, Noteholder represents and warrants the following:

(a)As of the date hereof, Noteholder is the legal owner of the Note, has not assigned, pledged, or transferred in any manner, to any other person or entity, any right, title, or interest to the Note, Interest owing under the Note, or any of the Noteholder Claims.

(b)Noteholder has the requisite power and authority to enter into this Agreement, and is not required to affix any seal hereto that it has not so affixed.

(c)Noteholder recognizes that acquiring the Consideration involves a high degree of risk, is suitable only for persons of adequate financial means, and that it may not be possible to liquidate the investment in the event of emergency, transferability is extremely limited, and in the event of a disposition, a complete loss of investment could occur. Noteholder understands that the value of the Consideration depends upon Ra’s then-prevailing market price, and that such value as of the Effective Date may be materially different from its value as of the date hereof, and has accepted this risk.

(d)Noteholder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), is competent to and does understand the nature of the investment, and is able to bear the economic risk of the investment.

(e)Noteholder has had an opportunity to request all information desired to evaluate the merits and risks of the investment. All information regarding the Company which was requested or desired by Noteholder has been furnished, all other documents which could be reasonably provided have been made available for inspection and review, and Noteholder believes that such information is sufficient to make an informed decision with respect to acquiring the Consideration. Noteholder is not making this investment in reliance upon any investment advice or recommendation from the Company or its representatives but has consulted, to the extent desired, Noteholder’s own legal, tax and other advisors with respect to the investment.

(f)Noteholder understands that Ra is not a party to this agreement, and that the Company is not able to make assurances or supply information regarding Ra or its securities to Noteholder beyond such information as has been made available publicly by Ra through its SEC filings and its website, and Noteholder believes that such information is sufficient to make an informed decision with respect to acquiring the Merger Shares. Noteholder further recognizes that during the course of this Agreement, the Company may come into possession of material nonpublic information regarding Ra (“MNPI”), which it may be contractually and/or legally prohibited from sharing with Noteholder. In addition, Noteholder acknowledges that it has been previously informed, and may in the future continue to be informed, of certain material changes related to the Transaction which may not have yet been made public, and may differ from what Ra has publicly disclosed to date (“Material Updates”). Noteholder understands that Material Updates constitute MNPI until such time as Ra publicly discloses such information. The Material Updates have included and may in the future include information regarding: changes to the amount of total Ra ownership by all Company stakeholders combined; changes to Ra’s obligation to deliver net cash at closing; the anticipated handling of amounts owed by Ra and/or the combined company to the Department of Justice and certain states in connection with Ra’s previously settled enforcement action; plans involving capital raising and other financial strategies of the merger parties and combined company; changes in deal structure and timing; and changes involving Ra’s status as a listed company. The Company does not undertake to supply Noteholder with any additional MNPI regarding Ra at any time, including to update information concerning the foregoing topics, and Noteholder acknowledges that it has no entitlement to privately receive any such information, but shall look to Ra’s public filings to the extent it deems necessary or appropriate to monitor the Transaction. Notwithstanding the foregoing, in the event Noteholder comes into possession of any such MNPI, Noteholder understands that its communication and use of any such MNPI would be subject to strict insider trading and other federal securities law and the confidentiality obligations of Section 5 below.

(g)Noteholder is acquiring the Consideration for Noteholder’s own account, for investment, and not for distribution or resale to others, and Noteholder will not sell, transfer, or otherwise dispose of the Consideration or any portion thereof unless registered under the Act and any applicable state securities laws, or pursuant to a valid exemption therefrom.

(h)Noteholder understands that the Merger Shares and the underlying Ra Common may be subject to a customary legend describing the lack of registration under the Act and setting forth or referring to restrictions on transferability and sale thereof described above.

(i)Noteholder acknowledges that the Surgical Vessel Closing Pressure Device remains under development, and while the Company currently intends to use commercially reasonable efforts to commercialize the Device, there can be no guarantee that the Company or its successor will be able to successfully commercialize the Device, and further, the Company may never earn any Net Sales on the Device.

5.SECURITIES LAW VIOLATIONS; MATERIAL NONPUBLIC INFORMATION.

(a)Noteholder shall not engage in or cause any transfer of securities received under this agreement in a manner that violates any state or federal securities laws, including due to any misrepresentations set forth in Section 4. Noteholder will hold the Company, its officers and directors, and their respective heirs, representatives, successors, and assigns harmless, and indemnify them against all liabilities, costs, and expenses (including attorneys’ fees) incurred by them as a result of any such violations.

(b)In relation to any and all MNPI concerning Ra or the Transaction communicated to Noteholder during the course of this Agreement and prior to the consummation of the Merger, Noteholder covenants and agrees with the Company that Noteholder will not at any time, directly or indirectly, use, disclose or publish, or trade upon, nor permit any other person to use, disclose or publish, or trade upon, any such MNPI unless and until such time that such information becomes generally known to the public through no fault of Noteholder or any of his, her or its affiliates, except to the extent required by law after prior written notice to the Company in sufficient time for the Company to contest such disclosure or take such other action as may be required to prevent disclosure or violations of law.

6.ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. There are no verbal understandings, agreements, representations or warranties that are not expressly set forth herein. This Agreement shall not be changed orally, but only in writing signed by the parties hereto.

7.SEVERABILITY. Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

8.BINDING EFFECT. This Agreement shall be binding upon and inure to the benefits of the parties hereto, their respective successors and assigns.

9.GOVERNING LAW. This Agreement shall be governed by and construed, enforced and interpreted in accordance with the laws of the State of the State of Delaware (without regard to principles of conflicts of laws).

10.COUNTERPARTS. This Agreement may be executed in any number of original counterparts, each of which having been so executed and delivered shall be deemed an original and all of which, collectively, shall constitute one agreement; it being understood and agreed that the signature pages may be detached from one or more such counterparts and combined with the signature pages from any other counterparts in order that one or more fully executed originals may be assembled. A facsimile signature shall be deemed to be an original signature.

11.ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon each of, the parties hereto and their respective successors and assigns. Transfer of any of the Consideration shall be subject to the restrictions required by federal and state securities laws, as set forth in this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date of execution by the Noteholder set forth below.

FATBOY CAPITAL, L.P.
By SeaCap Management LLC, Its Managing Partner

By:	/s/ David A. Jenkins
Title:	Managing Member
Date:	January 9, 2023

CATHETER PRECISION, INC.

By:	/s/ David A. Jenkins
Title:	President, CEO and Chair of the Board

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